Exhibit 99.1

The Home Depot Names Craig Menear CEO, Effective November 1, 2014

ATLANTA, August 21, 2014 -- The Home Depot®, the world’s largest home improvement retailer, today announced that Craig Menear, currently president, U.S. retail, has been named CEO and president, effective November 1, 2014, and has been elected to the company’s board of directors, effectively immediately. Current chairman and CEO Frank Blake will remain chairman.

Menear, who was named president, U.S. retail in February of this year, is a 34-year retail veteran and a key leader in the company’s success. In addition to his role as chief merchant, Menear has overseen the company’s supply chain efforts, its rapidly growing online and private brand businesses and the company’s marketing and global sourcing.

“Craig has taken on increasing leadership responsibility over the last several years and has excelled in all his roles,” said Blake. “As a long-time Home Depot veteran, Craig lives our values and embodies our culture. He’ll do an outstanding job leading our company in the years ahead.”

Blake has been Chairman and CEO of The Home Depot since 2007.

“On behalf of the board, I want to thank Frank for the job he has done over the last seven years,” said Greg Brenneman, the board’s lead director. “Among his many accomplishments, Frank has built a world-class leadership team. We are fortunate to have a leader of Craig’s capabilities as our new CEO.”

The Home Depot is the world’s largest home improvement specialty retailer, with 2,265 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. In fiscal 2013, The Home Depot had sales of $78.8 billion and earnings of $5.4 billion. The company employs more than 300,000 associates. The Home Depot's stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com